Exhibit 8.2

March 13, 2009

BP Capital Markets p.l.c.,

Building G,

Chertsey Road,

Sunbury on Thames,

Middlesex, TW16 7BP

United Kingdom.

BP p.l.c.,

1 St. James’s Square,

London, SW1Y 4PD

England.

RE:	BP Capital Markets p.l.c., and BP p.l.c.—Registration Statement on Form F-3

Dear Ladies and Gentlemen:

We have acted as United States federal income tax counsel to BP Capital Markets p.l.c. (the “Debt Issuer”) and BP p.l.c. (the “Guarantor”) in connection with the registration statement on Form F-3 (the “Registration Statement”), filed by the Debt Issuer and the Guarantor under the Securities Act of 1933 (the “Act”) of an indeterminate amount of guaranteed debt securities of the Debt Issuer fully and unconditionally guaranteed by the Guarantor. We hereby confirm to you our opinion as set forth in the Registration Statement under the caption “United States Taxation”, subject to the limitations noted therein.

We hereby consent to the use of our name and the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP